UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2006
HCC INSURANCE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13790	76-0336636

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13403 Northwest Freeway Houston, Texas	77040-6094

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 690-7300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers and Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Schedule of Option Modifications

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers and Other Events
     As previously disclosed, a special committee of the Company’s Board of Directors has concluded its investigation into the option granting process followed by the Company. As a result of that investigation, the special committee has determined that certain options have been granted using incorrect measurement dates. In these instances, the closing price of the Company’s common stock on the grant date used by the Company was lower than the closing price on the correct date for tax purposes. As a result, holders of such options or any portions thereof that were not vested as of December 31, 2004 and not exercised in 2005 (“Subject Options”) may be subject to a penalty tax under Internal Revenue Code Section 409A. This penalty tax will not apply, however, to any Subject Options held by any director or reporting officer that are amended before December 31, 2006 to correct the exercise price to the closing price of the Company’s common stock on the correct tax grant date.
     The Company’s Board of Directors addressed the potential adverse income tax effects associated with certain of the Subject Options by permitting these reporting officers and directors to amend their options to provide for the closing price on the correct grant date.
     The executive officers and members of the Board set forth on the schedule attached hereto as Exhibit 99.1 have agreed to modify their options set forth on the schedule.
     With respect to Subject Options that were exercised during 2006, the holders may be subject to a penalty tax under Internal Revenue Code Section 409A. The Company anticipates reimbursing for payments that are required by current executive Officers and Directors.
Item 9.01 Financial Statements and Exhibits

No.	Exhibit

99.1	Schedule of Option Modifications

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HCC INSURANCE HOLDINGS, INC.
Date: January 2, 2007

By:	/s/ Frank J. Bramanti
Frank J. Bramanti
Chief Executive Officer

EXHIBIT INDEX

No.	Exhibit

99.1	Schedule of Option Modifications